Exhibit 10.11
EXECUTION COPY
          PERMANENT WAIVER AND AMENDMENT NO. 2, dated as of August 22, 2008 (this “Permanent Waiver and Amendment”), among CAMBIUM LEARNING, INC., a Delaware corporation and successor to VSS-CAMBIUM MERGER CORP. (“Borrower”), BARCLAYS BANK PLC, as Administrative Agent, and the Required Lenders, in each case listed on the signature pages hereto, to the Credit Agreement dated as of April 12, 2007 (as waived and amended by the Limited Waiver and Amendment (“Amendment No. 1”), dated as of May 20, 2008, such Amendment No. 1 as extended by the letter agreement dated July 15, 2008 (“Letter Agreement”), as further amended, supplemented, amended and restated, extended or otherwise modified from time to time) (the “Credit Agreement”) among Borrower, VSS-CAMBIUM HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE SECURITIES (USA) LLC, as co-syndication agent (in such capacity, “Co-Syndication Agent”), BNP PARIBAS, as co-syndication agent (in such capacity, “Co-Syndication Agent” and together with the other Co-Syndication Agent, the “Syndication Agents”), TD Securities (USA) LLC, as documentation agent (in such capacity, “Documentation Agent”), and BARCLAYS BANK PLC, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
          WHEREAS, at the request of the Loan Parties, the Administrative Agent and the Required Lenders have agreed to make certain amendments to and waive certain defaults by the Borrower of its obligations under the Credit Agreement, but only on the terms and conditions set forth in this Permanent Waiver and Amendment.
          NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
          Section 1. Waivers. Subject to the satisfaction of the conditions set forth in Section 4 of this Permanent Waiver and Amendment, with respect to any Defaults or Events of Default set forth on Schedule I hereto (the “Schedule I Defaults”), the Required Lenders hereby waive such Schedule I Defaults; provided that if Borrower has not complied in all material respects with the covenant set forth in Section 5(f) hereto, all waivers hereby shall be immediately rescinded and the Schedule I Defaults shall be immediately reinstated with full force and effect. Notwithstanding anything herein to the contrary, any material new information and/or material change in existing information provided to the Lenders prior to the date hereof, in each case with respect to the Schedule I Defaults waived hereby, may be the basis for any new Defaults or Events of Default.
          Section 2. Amendment to the Credit Agreement. In connection with the waivers hereinabove described, from the Permanent Amendment Effective Date (as defined below), the Credit Agreement shall be deemed modified to reflect the following:

     (i) Section 1.01 of the Credit Agreement is amended by including the following defined terms therein in appropriate alphabetical order:
“Escrow and Settlement Agreement” shall mean the Escrow Settlement, Release, and Indemnity Agreement dated as of July 10, 2008 by and among Holdings, Borrower, VSS-Cambium Settlement Fund, LLC, Whitney & Co., LLC, Whitney V, L.P. and the other persons party thereto.
“Insolvency or Liquidation Proceeding” shall mean, collectively, (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets and liabilities of Borrower, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to Borrower or with respect to any substantial part of its assets, (c) any liquidation, dissolution or winding up of Borrower, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Borrower, and (e) Borrower ceases to operate its business.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Permanent Amendment Effective Date” shall mean August 22, 2008.
“Permanent Waiver and Amendment” shall mean the Permanent Waiver and Amendment No. 2 which amends this Agreement, dated as of the Permanent Amendment Effective Date, among the Borrower, the Administrative Agent and the Lenders party thereto.
“Ratings” shall mean, as of any date of determination, the corporate family ratings level assigned to Borrower as determined and published by Moody’s and S&P, as applicable.
“Revolver Availability Date” shall have the meaning set forth in the Permanent Waiver and Amendment.
“S&P” shall mean Standard & Poor’s Rating Services, a Division of the McGraw Hill Companies, Inc.
“Windle Matter Event” shall mean any indemnity payment, insurance payment or any other payment or recovery (including, without limitation, recoveries from Jeffrey S. Windle’s estate) arising from or related to any judgment, arbitration, order, decree, settlement negotiation or other proceeding, whether criminal or civil in nature, in connection with the theft, fraud, malfeasance and other conduct committed by Jeffrey S. Windle or any other person involved in such conduct against the Loan Parties. For purposes of Section 2.10(k), the Net Cash Proceeds from the Escrow and Settlement Agreement shall be deemed to be $23 million and shall constitute a Windle Matter Event.
     (ii) Section 1.01 of the Credit Agreement is amended by amending or restating the following defined terms as follows:
     (a) the definition of “Applicable Margin” shall be amended and restated in its entirety as follows:
“Applicable Margin” shall mean, for any day, (i) with respect to any Tranche B Loan, the applicable percentage set forth in Annex I-A under the columns “Eurodollar” or “ABR”, as applicable for the appropriate Type of Tranche B Loan that is opposite the applicable “Level” of the Borrower as of the date of such Borrowing and (ii) with respect to any Revolving Loan, the applicable percentage set forth in Annex I-B under the columns “Eurodollar” or “ABR”, as applicable for the appropriate Type of Revolving Loan that is opposite the applicable “Level” of the Borrower as of the date of such Borrowing; provided that, in each case of clause (i) and (ii) above, from and including September 5, 2008 and until but excluding the date Section 5(a) of the Permanent Waiver and Amendment has been satisfied in all material respects, such Applicable Margin shall be increased by an additional 1.00% per annum.”
     (b) the definition of “Base Rate” shall be amended by adding the following sentence to the end of such definition: “Notwithstanding anything above to the contrary, at no time shall the Base Rate be less than 4.0% per annum.”
     (c) the definition of “Consolidated EBITDA” shall be amended by deleting the word “and” at the end of clause (x)(ii)(l) and adding new clauses (x)(ii)(m) and (x)(ii)(n) as follows: “(m)(A) all losses incurred for such period in respect of any Windle Matter Event (and/or the underlying embezzlement related thereto) and which shall not exceed $1,801,000 in the aggregate after December 31, 2007 and (B) all fees and expenses incurred for such period in respect of any Windle Matter Event (and/or the underlying embezzlement related thereto) not to exceed $9.5 million, and (n) the fees paid under Sections 4(c) and 7 of the Permanent Waiver and Amendment (and such substantially similar fees paid pursuant to that certain amendment and waiver to the Senior Unsecured Note Purchase Agreement dated as of the Permanent Amendment Effective Date) and the cost of funds paid under item 3 of Schedule I to the Permanent Waiver and Amendment not in excess of $125,000, and”

     (d) the definition of “Equity Issuance” shall be amended by deleting the words “(y) any Permitted Cure Securities”, and replacing the words “and (z)” with the words “and (y)”.
     (e) the definition of “Excess Cash Flow” shall be amended by deleting the word “and” at the end of clause (l), adding the word “and” at the end of clause (m) and adding new clause (n) as follows: “(n) all fees, expenses and losses incurred in respect of clauses (m) and (n) of the definition of Consolidated EBITDA that are paid in cash during such Excess Cash Flow Period;”
     (f) the definition of “Extraordinary Event” shall be amended and restated in its entirety as follows:
“Extraordinary Event” shall mean any purchase price adjustment, indemnity payment, pension plan revision or a Windle Matter Event; provided that a Windle Matter Event shall not be subject to Section 2.10(g), but shall be subject to Section 2.10(k) of this Agreement. For the avoidance of doubt, “Extraordinary Event” shall not include a Casualty Event.”
     (g) the definition of “LIBOR Rate” shall be amended by adding the following sentence to the end of such definition: “Notwithstanding anything above to the contrary, at no time shall the LIBOR Rate be less than 3.0% per annum.”
     (h) the definition of “Net Cash Proceeds” shall be amended by amending and restating subsection (d) of such definition as follows:
          “(d) with respect to any Extraordinary Event (including, without limitation, a Windle Matter Event), the cash proceeds or other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collections of such proceeds, awards or other compensation in respect of such Extraordinary Event.”
     (i) the definition of “Preferred Stock Issuance” shall be amended by inserting the words “or any Permitted Cure Securities” immediately after the words “to the Equity Investors”.
     (iii) Section 2.06 (c) of the Credit Agreement shall be amended and restated in its entirety as follows:
“(c) Default Rate. Notwithstanding the foregoing, during an Event of Default, all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal and premium, if any, of or interest on any Loan, 2% (or 1% to the extent such Event of Default relates solely to the failure of the Borrower to comply with Section 5(a) of the Permanent Waiver and Amendment) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% (or 1% to the extent such Event of Default relates solely to the failure of the Borrower to comply with
Section 5(a) of the Permanent Waiver and Amendment) plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).”
     (iv) Section 2.10 of the Credit Agreement is amended by (x) amending and restating Section 2.10(e) in its entirety as follows:
“(e) Equity Issuance. Not later than five Business Days following the receipt of any Net Cash Proceeds of (i) any Equity Issuance (other than with respect to any Permitted Cure Securities and other than the Net Cash Proceeds of any Equity Issuance used to finance Capital Expenditures), Borrower shall make prepayments in accordance with Sections 2.10(i) and (j) in an aggregate amount equal to 50% of such Net Cash Proceeds (provided that such percentage shall be reduced to 25% if, and for so long as, the Total Leverage Ratio as of the end of the most recent Test Period is less than 4.0 to 1.0); and (ii) any Permitted Cure Securities, Borrower shall make prepayments in accordance with Section 2.10(i) and (j) in an aggregate amount equal to 100% of such Net Cash Proceeds.”
     and (y) inserting Section 2.10(k) immediately after Section 2.10(j) as follows:
“(k) Windle Matter Event. Not later than five Business Days following the receipt of any Net Cash Proceeds from a Windle Matter Event by Holdings, its Affiliates or any of their respective Subsidiaries or any other Person acting on behalf of the foregoing, Borrower shall make a prepayment of the Tranche B Loans in reverse order of the prepayments required under Section 2.09, and otherwise in accordance with the terms of the second paragraph of Section 2.10(i) and Section 2.10(j) in an aggregate amount equal to 100% of such Net Cash Proceeds.”
     (v) Section 2.19(c)(iv) of the Credit Agreement is amended and restated in its entirety as follows:
“the Applicable Margins for the Incremental Term Loans shall be determined by Borrower and the Lenders of the Incremental Term Loans; provided that in the event that the Applicable Margins for any Incremental Term Loans are greater than the Applicable

Margins for the Tranche B Loans, then the Applicable Margins for the Tranche B Loans shall be increased to the extent necessary so that the Applicable Margins for the Incremental Term Loans are equal to the Applicable Margins for the Tranche B Loans; provided, further, that in determining the Applicable Margins applicable to the Tranche B Loans and the Incremental Term Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the Lenders of the Tranche B Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to the Arrangers (or their respective affiliates) in connection with the Tranche B Loans or to one or more arrangers (or their affiliates) of the Incremental Term Loans shall be excluded.”
     (vi) Section 4.02 of the Credit Agreement is amended by inserting Section 4.02(e) immediately after Section 4.02(d) as follows:
“(e) Revolving Loan Credit Extension. Pursuant to any Revolving Borrowing, the proceeds of which will be used, in whole or in part, to fund a Permitted Acquisition, Borrower shall have delivered and the Administrative Agent shall have received an Officer’s Certificate certifying that based on the current financial forecast and performance of Holdings and its Subsidiaries on a consolidated basis, such Officer has determined that Holdings and its Subsidiaries on a consolidated basis has sufficient liquidity to fund the Borrower’s business in the ordinary course for the 12 month period commencing with the first calendar month immediately following the consummation of such Permitted Acquisition.”
     (vii) Section 5.01(b) of the Credit Agreement is amended by inserting “and Monthly” after the word “Quarterly” in the title of the Section, inserting “(i)” at the beginning of the Section, and inserting a new subclause (ii) at the end of the Section as follows:
“and (ii) as soon as available and in any event (x) for the first full six months after the Permanent Amendment Effective Date, within 45 days after the end of each calendar month and (y) thereafter, within 30 days after the end of each calendar month, (1) a calculation of Consolidated EBITDA for such month, (2) the consolidated balance sheet of Holdings as of the end of such month and related consolidated statements of income and cash flows for such month and for the then elapsed portion of the fiscal year, in comparative form with (i) the budgets provided in accordance with

Section 5.01(g) and (ii) the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Holdings, the Borrower and the Subsidiaries);”
     (viii) Section 5.02 of the Credit Agreement is amended by deleting the word “and” at the end of clause (d), adding the word “and” at the end of clause (e) and adding new clause (f) as follows:
“(f)” any public announcement by Moody’s or S&P of any change or possible change in a Rating.
     (ix) Section 6.01(o) of the Credit Agreement is amended and restated in its entirety as follows:
“(o) (x) from the Permanent Amendment Effective Date until the date Section 5(e) of the Permanent Waiver and Amendment has been satisfied in all respects, unsecured Indebtedness of any Company in an aggregate amount not to exceed $8.0 million at any time outstanding; provided that such Indebtedness shall be evidenced by a note in form and substance as set forth in Exhibit I to the Limited Waiver and Amendment with modifications to such terms, if any, not more adverse to the interest of the Lenders than any other Indebtedness incurred under this clause (o) and outstanding on May 20, 2008 (including, without limitation, the subordination of such Indebtedness to the Obligations) nor more favorable to the creditors of any other Indebtedness of any Company than to the Lenders hereunder; provided, further, that such Indebtedness shall only accrue interest (including any default interest) in the form of pay-in-kind interest and such Indebtedness shall not have any sinking fund or other principal payment and shall not be redeemable or prepayable without the prior written consent of the Required Lenders and (y) thereafter, unsecured Indebtedness of any Company in an aggregate amount not to exceed $5.0 million at any time outstanding; provided, however, that (A) upon the occurrence of an Insolvency or Liquidation Proceeding, all Obligations shall be paid in full in cash prior to any payment, whether in cash or in kind, by offset, securities or any other property, being made on account of such Indebtedness (provided that, if the Equity Investors are the holders of such unsecured Indebtedness, nothing herein shall prohibit or prevent the Equity Investors from converting such Indebtedness into or exchanging such Indebtedness for Qualified Capital Stock of Holdings), (B) the cash portion payable with respect to such Indebtedness shall not accrue at an interest rate in excess of 10% per annum and (C) such Indebtedness shall not be on terms more favorable to the creditors of any other Indebtedness of the Loan Parties than to the Lenders hereunder.”
     (x) The proviso at the end of Section 8.04 of the Credit Agreement is amended and restated in its entirety as follows:
“provided that in each fiscal year there shall be no more than one fiscal quarter in which a Cure Right is exercised.”
     (xi) Annex I to the Credit Agreement is amended and restated in its entirety as follows:
“Annex I-A
Applicable Margin
Tranche B Loans

Ratings Level by Moody’s and S&P	Eurodollar	ABR
Level I	5.00%	4.00%

B3 or better and B- or better

Level II	5.625%	4.625%

If Level I does not apply and either (x) B3 or better or (y) B- or better

Level III	6.50%	5.50%

If Levels I and II do not apply or no Rating otherwise available
     Initially, the Applicable Margin shall be determined based upon the Ratings specified in a certificate delivered by Borrower, or if such certificate is not delivered, the Ratings shall be deemed to be at Level III. Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by Borrower to the Administrative Agent of notice thereof pursuant to Section 5.02(f) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
Annex I-B
Applicable Margin
Revolving Loans

Ratings Level by Moody’s and S&P	Eurodollar	ABR	Applicable Fee
Level I	5.00%	4.00%	0.375%

B3 or better and B- or better

Level II	5.625%	4.625%	0.50%

If Level I does not apply and either (x) B3 or better or (y) B- or better

Level III	6.50%	5.50%	0.50%

If Levels I and II do not apply or no Rating otherwise available
     (xii) Initially, the Applicable Margin and Applicable Fee shall be determined based upon the Ratings specified in a certificate delivered by Borrower, or if such certificate is not delivered, the Ratings shall be deemed to be at Level III. Thereafter, each change in the Applicable Margin or Applicable Fee resulting from a publicly announced change in the Ratings shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by Borrower to the Administrative Agent of notice thereof pursuant to Section 5.02(f) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.”

     (xiii) Schedule 3.21 to the Credit Agreement is amended by including therein the Escrow and Settlement Agreement.
     (xiv) All references to Annex I in the Credit Agreement shall be to Annex I-A and/or Annex I-B as applicable.
          Section 3. Representations and Warranties. Borrower represents and warrants to the Lenders as of the date hereof that:
     (a) The execution, delivery and performance of this Permanent Waiver and Amendment have been duly authorized by all necessary corporate action by Borrower, and (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (ii) will not violate the Organizational Documents of any Loan Party, (iii) will not violate any Requirement of Law, (iv) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Loan Party or its property, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (v) will not result in the creation or imposition of any Lien on any property of any Loan Party, except Liens created by the Loan Documents and Permitted Liens;
     (b) This Permanent Waiver and Amendment constitutes the legal, valid and binding obligations of Borrower enforceable against Borrower and the other Loan Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
     (c) On and as of the Permanent Amendment Effective Date (giving effect to this Permanent Waiver and Amendment), each of the representations and warranties made by any Loan Party contained in Article III of the Credit Agreement and each other Loan Document is true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects on and as of the Permanent Amendment Effective Date (giving effect to this waiver) as if made on and as of such date and except to the extent that such representations and warranties specifically relate to an earlier date);
     (d) On and as of the Permanent Amendment Effective Date (giving effect to this Permanent Waiver and Amendment), Borrower and the other Loan Parties represent and warrant that (x) no other event has occurred that would give rise to a mandatory prepayment event under Section 2.10 of the Credit Agreement and (y) other than the Net Cash Proceeds from the Escrow and Settlement Agreement applied to prepay the Tranche B Loan in accordance with Section 5(f) below, there are no other proceeds from any source which are subject to the mandatory prepayment provisions of Section 2.10 of the Credit Agreement, except in each case as set forth on Schedule II hereto;
     (e) Borrower has delivered to the Administrative Agent and the Required Lenders (i) the draft consolidated financial statements of Holdings and the footnotes thereto for the fiscal year ended December 31, 2007 as attached on Schedule III hereto, (ii) the revised summary forecast of the financial performance of Holdings, Borrower and their Subsidiaries and (iii) the final report dated August 5, 2008 prepared by FTI Consulting, Inc., relating to the fraud and malfeasance perpetrated by Jeffrey S. Windle against Holdings and its Subsidiaries (the “FTI Report”); and
     (f) At the time of and after giving effect to this Permanent Waiver and Amendment, no Default or Event of Default has occurred and is continuing.
          Section 4. Conditions. This Permanent Waiver and Amendment shall become effective as of the date (the “Permanent Amendment Effective Date”) when, and only when, each of the following conditions precedent shall have been (or is or will be substantially concurrently therewith) satisfied:
     (a) The Administrative Agent (or its counsel) shall have received from each of Borrower and the Required Lenders either (i) a counterpart of this Permanent Waiver and Amendment signed on behalf of Borrower and the Required Lenders or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic communication permitted under the Credit Agreement of a signed signature page of this Permanent Waiver and Amendment) that each of Borrower and the Required Lenders has signed a counterpart of this Waiver and Amendment;
     (b) The Administrative Agent and the Required Lenders shall have received evidence satisfactory to the Administrative Agent that the Company (as defined in the Senior Unsecured Note Purchase Agreement) and the Required Note-Holders (as defined in the Senior Unsecured Note Purchase Agreement) shall have entered into a permanent waiver and amendment of the Senior Unsecured Note Purchase Agreement in form and substance as set forth on Schedule IV hereto; and
     (c) Borrower shall have paid to the Administrative Agent, for the benefit of each Lender who consents to this Permanent Waiver and Amendment on or prior to 5:00 p.m., New York City time, on August 27, 2008, a fee (in immediately available funds) on the Permanent Amendment Effective Date in an amount equal to 50 basis points of each such Lender’s outstanding Loans and unused Revolving Commitments as of the Business Day ending immediately prior to the Permanent Amendment Effective Date.
          Section 5. Covenants.
     (a) On or prior to October 31, 2008, Borrower shall have delivered, and the Administrative Agent and the Required Lenders shall have received the consolidated financial statements of Holdings for the fiscal year ended December 31, 2007 accompanied by an unqualified audit opinion of Ernst & Young LLP (the “Audited Financial Statements”) which shall not differ in any materially adverse respect from the draft financial statements and footnotes thereto for the fiscal year ended December 31, 2007 set forth on Schedule III hereto.

     (b) On or prior to the later of (i) September 12, 2008 and (ii) the date of the delivery of the Audited Financial Statements, Borrower shall have delivered, and the Administrative Agent and the Required Lenders shall have received a management report, a narrative report, management’s discussion and analysis and all other deliverables required under Sections 5.01(a), (c), (d) and (h) of the Credit Agreement for such fiscal period.
     (c) No later than September 12, 2008, Borrower shall have delivered and the Administrative Agent and the Required Lenders shall have received (x) the unaudited consolidated financial statements of Holdings for the fiscal quarter ended June 30, 2008 and (y) all other deliverables required to be delivered in accordance with Sections 5.01(b) and (c) of the Credit Agreement for such fiscal period.
     (d) From the Permanent Amendment Effective Date until the covenants under this Section 5 (other than this Subsection (d)) have been satisfied (the “Revolver Availability Date”), no Credit Extensions shall be requested by the Borrower under the Credit Agreement.
     (e) No later than three Business Days after the date hereof, all subordinated Indebtedness held by Equity Investors shall have been converted into Qualified Capital Stock of Holdings (provided that the terms of such Qualified Capital Stock shall not require any dividends, payments or other distributions of cash or property other than payments in kind, in each case prior to the payment in full of all obligations under the Loan Documents) and no Indebtedness shall be outstanding under Section 6.01(o) of the Credit Agreement. For the avoidance of doubt, the amount of such subordinated Indebtedness converted shall have been not more than $7,000,000 and upon the satisfaction of this clause (e), all such subordinated Indebtedness shall be deemed to have been repaid in full and retired on June 30, 2008.
     (f) No later than three Business Days after the date hereof, Borrower shall have received, in immediately available funds, Net Cash Proceeds from the Escrow and Settlement Agreement in an aggregate amount of not less than $23.0 million, and such Net Cash Proceeds shall have been immediately applied to prepay the Tranche B Loan in reverse order of the prepayments required under Section 2.09 of the Credit Agreement and otherwise in accordance with the terms of the second paragraph of Section 2.10(i) and Section 2.10(j) of the Credit Agreement.
          Section 6. Event of Default. The failure of Borrower to comply with Section 5 hereto (other than clauses (c) (which shall have the applicable grace period afforded to such deliverable by Section 8.01(e) of the Credit Agreement) and (d) thereto) shall constitute an immediate Event of Default under the Credit Agreement.
          Section 7. Expenses. Borrower agrees to promptly reimburse the Administrative Agent for its reasonable out-of-pocket expenses incurred in connection with this Permanent

Waiver and Amendment, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp.
          Section 8. Counterparts. This Permanent Waiver and Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Permanent Waiver and Amendment by facsimile transmission or electronic email affirmation shall be effective as delivery of a manually executed counterpart hereof.
          Section 9. Applicable Law; Jurisdiction; Consent to Service of Process. THIS PERMANENT WAIVER AND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. The waiver of venue, waiver of jury trial, jurisdiction and consent to service of process provisions set forth in Sections 10.09 and 10.10 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, in this Permanent Waiver and Amendment.
          Section 10. Headings. The headings of this Permanent Waiver and Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
          Section 11. Effect of Permanent Waiver and Amendment. Except as expressly set forth herein, this Permanent Waiver and Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Amendment No. 1 and the Letter Agreement shall each hereby be superseded in their entirety by this Permanent Waiver and Amendment and each of Amendment No. 1 and the Letter Agreement are of no further force or effect. By executing and delivering a copy hereof, each applicable Loan Party hereby agrees and confirms that all Loans and Obligations shall be guaranteed and secured pursuant to the Loan Documents as provided therein.

          IN WITNESS WHEREOF, the parties hereto have caused this Permanent Waiver and Amendment to be duly executed as of the date first above written.

CAMBIUM LEARNING, INC.
By:	/s/ Eric Van Ert
	Name:	Eric Van Ert
	Title:	Secretary

Very truly yours, BARCLAYS BANK PLC, as Administrative Agent, Issuing Bank, Collateral Agent and Lender
By:	/s/ David Barton
	Name:	David Barton
	Title:	Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/ Rianka Mohan
	Name:	Rianka Mohan
	Title:	Vice President

By:	/s/ Shaheen Malik
	Name:	Shaheen Malik
	Title:	Associate

CIFC FUNDING 2007-II, LTD., CIFC FUNDING 2007-III, LTD., CIFC FUNDING 2007-IV, LTD., CIFC FUNDING 2007-50, LTD., as a Lender
By:	/s/ Steve Vaccaro
	Name:	Steve Vaccaro
	Title:	Co-Chief Investment Officer and Chief Risk Officer

ColumbusNova CLO Ltd. 2007-I as a Lender
By:	/s/ Paul L. Cal
Name:	Paul L. Cal
Title:	Associate Director

ColumbusNova CLO IV Ltd. 2007-II as a Lender
By:	/s/ Paul L. Cal
Name:	Paul L. Cal
Title:	Associate Director

Knightsbridge CLO 2008- [ILLEGIBLE], as a Lender
By:	ACKB LLC, as its Investment Manager

By:	/s/ Marshall McFedors
	Name:	Marshall McFedors
	Title:	Principal

[If a second signature is necessary:]
By:
Name:
Title:

GoldenTree Multi Strategy Financing I, Limited

By: GoldenTree Asset Management, LP, as a Lender

By:	/s/ Karen Weber
Name: Karen Weber
Title: Authorized Signatory

GoldenTree Multi Strategy Subsidiary, LLC

By: GoldenTree Asset Management, LP, as a Lender

By:	/s/ Karen Weber
Name: Karen Weber
Title: Authorized Signatory

GoldenTree Loan Opportunities IV, Limited

By: GoldenTree Asset Management, LP, as a Lender

By:	/s/ Karen Weber
Name: Karen Weber
Title: Authorized Signatory

GoldenTree Loan Opportunities III, Limited

By: GoldenTree Asset Management, LP, as a Lender

By:	/s/ Karen Weber
Name: Karen Weber
Title: Authorized Signatory

GoldenTree Capital Opportunities, LP

By: GoldenTree Asset Management, LP, as a Lender

By:	/s/ Karen Weber
Name: Karen Weber
Title: Authorized Signatory

BNP PARIBAS, as a Lender
By:	/s/ Ola Anderssen
Ola Anderssen
Director

By:	/s/ Yung Wu
Yung Wu
Vice President

Sargas CLO I Ltd.
By Sargas Asset Management, LLC, its Portfolio Manager

By:	/s/ Michael P. King

Name: Michael P. King Title: Senior Managing Director

TORONTO DOMINION (TEXAS) LLC, as a Lender
By:	/s/ Jackie Barrett
	Name:	Jackie Barrett
	Title:	Authorized Signatory

[If a second signature is necessary:]
By:
Name:
Title:

SCHEDULE I
1.	The Events of Default that have occurred due to the breach of Sections 3.04, 3.14, 3.21, 4.02, 5.01(a), 5.01(b), 5.01(c), 5.01(d), 5.01(h), 5.02(a), 5.07 and 5.08 of the Credit Agreement resulting from the theft, fraud and malfeasance of Jeffrey S. Windle as disclosed by Holdings to the Lenders in the FTI Report, or with respect to Sections 5.01(a), (b), (c), (d) and (h), for all deliveries of financial statements for the periods ending from December 31, 2007 through and including June 30, 2008 and any management reports, certificates and other documents or information to be delivered concurrently therewith.

2.	Any Event of Default that has occurred from the delivery of financial statements pursuant to Section 5.01(b) and (c) of the Credit Agreement to the extent such Events of Default relate to footnotes excluding the impact of the investigation into the into the theft, fraud and malfeasance of Jeffrey S. Windle.

3.	Any Default or Event of Default that would occur under Section 2.10(d), 2.10(e), 6.01(o), 6.04, 6.08 or 6.09 as a result of (i) any conversion of subordinated Indebtedness in accordance with Section 5(e) of this Permanent Waiver and Amendment, (ii) the payment or reimbursement of any cost of funds to Equity Investors not in excess of $125,000 relating to subordinated Indebtedness described in Section 5(e) of this Permanent Waiver and Amendment, or (iii) reimbursement to Equity Investors of fees and expenses paid by Equity Investors on behalf of Borrower or any other Loan Party related to a Windle Matter Event not to exceed the total amount of fees and expenses set forth in clauses (m)(B) and (n) of the definition of Consolidated EBITDA.

SCHEDULE II
Proceeds of Recoveries from the Estate of Jeffrey S. Windle
     Recoveries from proceeds of Jeffrey S. Windle’s estate, including without limitation, houses, cars, boats and bank accounts by any Company or in connection with the foreclosure proceeding brought by VSS-Cambium Maritime, LLC, an affiliate of Borrower. Upon the receipt of such recoveries or the consummation of such foreclosure proceeding, the Net Cash Proceeds therefrom (x) to the extent such recovery is not made by Borrower, will be promptly contributed to Borrower, and (y) and will be promptly applied in accordance with the terms of the Credit Agreement (after giving effect to the Permanent Waiver and Amendment).

SCHEDULE III
Draft Consolidated Financial Statements and Footnotes Thereto
for the Fiscal Year Ended December 31, 2007

SCHEDULE IV
Permanent Waiver of Senior Unsecured Note Purchase Agreement